Exhibit 99
Stem Announces Second Quarter 2022 Financial Results
Quarterly revenue 5% above high end of guidance
Raise FY 2022 Bookings and CARR guidance
AlsoEnergy integration and synergies on track

Second Quarter 2022 Financial and Operating Highlights
Financial Highlights
•Revenue of $67 million, up from $19 million (+246%) in Q2 2021
•GAAP Gross Margin of 12%, up from (1)% in Q2 2021
•Non-GAAP Gross Margin of 17%, up from 8% in Q2 2021
•Net Loss of $32 million versus $100 million in Q2 2021
•Adjusted EBITDA of $(11) million versus $(8) million in Q2 2021
•Ended Q2 2022 with $335 million in cash, cash equivalents, and short-term investments

Operating Highlights
•12-month Pipeline of $5.6 billion, up from $5.2 billion (+8%) at the end of Q1 2022
•Bookings of $226 million, up from $45 million (+402%) in Q2 2021
•Record contracted backlog of $727 million, up from $250 million (+191%) at the end of Q2 2021
•Record contracted storage assets under management (AUM) of 2.1 gigawatt hours (GWh) up from 1.8 GWh (+17%) at the end of Q1 2022
•Solar monitoring AUM of 32.1 gigawatts (GW), largely unchanged sequentially
•Contracted Annual Recurring Revenue (CARR) of $58 million, up from $52 million (+12%) at the end of Q1 2022

SAN FRANCISCO – August 4, 2022 – Stem, Inc. (“Stem” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services, announced today its financial results for the three months ended June 30, 2022. Reported results in this press release reflect AlsoEnergy’s operations for the period from February 1, 2022 through June 30, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We executed at a high level in the second quarter, with revenue above the top end of our guidance range for the second straight quarter, and margins and adjusted EBITDA in-line with our expectations. We are reiterating our full-year 2022 revenue and adjusted EBITDA guidance, and raising our full-year 2022 bookings and CARR guidance by 20% and 7% at the midpoint, respectively, driven by continued commercial momentum achieved by our team. Importantly, our guidance does not incorporate any potential upside from the proposed Inflation Reduction Act of 2022.

Our contracted backlog nearly tripled as compared to the period ended June 30, 2021, driven by $226 million in bookings, which was up more than five-fold versus the second quarter of 2021. That marks the second-highest bookings performance in Company history, just behind the fourth quarter of 2021, underscoring our accelerating momentum.

We were also pleased to achieve 12% sequential growth in CARR to $58 million, reflecting our focus on long-term, high-margin software, and services revenue. Our AI-driven software delivers improved economic optimization and asset management solutions to our renewable energy customers. We were proud that AlsoEnergy was ranked #1 by Guidehouse Insights in its Solar and Storage Monitoring and Control Vendors report, a testimony to our technology leadership. We believe Stem’s differentiated software solutions, coupled with our customer-focused employees and strong balance sheet, will drive multi-year growth in high-margin recurring software and services revenues, as evidenced by our 12% GAAP / 17% non-GAAP gross margin results this quarter.

The integration of AlsoEnergy is proceeding on track as we combine the commercial and technical strengths into one company focused on providing differentiated solutions for our customers. We continue to expect joint bookings this year that will translate into revenue next year, and we are exploring opportunities to leverage our India infrastructure to optimize Stem’s cost structure.

We are encouraged by Congressional support for the Inflation Reduction Act of 2022. The climate provisions in the Act would drive continued investment in America’s aging power grid, support customer adoption of renewable energy, and improve energy security by incentivizing the development of our domestic supply chain. Importantly, a stand-alone Investment Tax Credit (ITC) for energy storage, and the extension of the solar ITC, would improve the economic returns for our customers.

Supply chain constraints, permitting and interconnection delays, and certain regulatory actions continue to pose challenges, but we believe we remain well-positioned to manage these risks and continue with our strong execution through the rest of 2022.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)		(in millions)
Key Financial Results
Revenue	$66.9	$19.3	$108.0	$34.8
GAAP Gross Margin	$7.7	$(0.1)	$11.4	$(0.2)
GAAP Gross Margin (%)	12%	(1)%	11%	(1)%
Non-GAAP Gross Margin*	$11.3	$1.5	$17.9	$3.5
Non-GAAP Gross Margin (%)*	17%	8%	17%	10%
Net loss	$(32.0)	$(100.2)	$(54.5)	$(182.8)
Adjusted EBITDA*	$(11.1)	$(8.3)	$(23.9)	$(11.4)

Key Operating Metrics
12-Month Pipeline (in billions)**	$5.6	$1.7	$5.6	$1.7
Bookings	$225.7	$45.1	$376.5	$95.9
Contracted Backlog**	$726.6	$249.7	$726.6	$249.7
Contracted Storage AUM (in GWh)**	2.1	1.2	2.1	1.2
Solar Monitoring AUM (in GW)**	32.1	**	32.1	**
CARR**	$57.6	**	57.6	**
*Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Second Quarter 2022 Financial and Operating Results
Financial Results
Second quarter 2022 revenue increased 246% to $67 million, versus $19 million in the second quarter of 2021. Higher hardware revenue from Front-of-the-Meter (FTM) and Behind-the-Meter (BTM) partnership agreements drove a majority of the quarterly increase, in addition to $14 million of revenue contribution from the inclusion of AlsoEnergy.
Second quarter 2022 GAAP Gross Margin was $8 million, or 12%, versus $(127) thousand, or (1)% in the second quarter of 2021. The year-over-year increase in GAAP Gross Margin resulted primarily from higher hardware sales and additional higher-margin software and services revenues, including AlsoEnergy.

Beginning in the first quarter 2022, management no longer reclassifies certain costs of goods sold to operating expenses, including data communication and cloud service expenditures, in its calculation of Non-GAAP Gross Margin. Second quarter 2021 Non-GAAP Gross Margin has been recalculated consistent with this treatment to allow for comparability between reporting periods. The non-GAAP reconciliation table below includes important updates to these calculations for comparability. The Company believes that this change reflects a more accurate representation of our business for stakeholders to assess its performance.
Second quarter 2022 Non-GAAP Gross Margin was $11 million, or 17% versus $1 million, or 8% in the second quarter of 2021. The year-over-year increase in Non-GAAP Gross Margin resulted from higher revenues. In percentage terms, the year-over-year increase in Non-GAAP Gross Margin resulted from a higher mix of software and services, inclusive of AlsoEnergy, and higher hardware margins.
Second quarter 2022 Net Loss attributable to Stem was $32 million versus second quarter 2021 Net Loss of $100 million. The improvement was primarily driven by non-cash revaluation of warrants tied to changes in the value of the underlying common stock reported in the second quarter 2021. In June and September 2021 Stem redeemed all outstanding private and public warrants, respectively, resulting in a more streamlined capital structure and less quarter-to-quarter variability in the Company’s Net Income (Loss).
Second quarter 2022 Adjusted EBITDA was $(11) million compared to $(8) million in the second quarter of 2021. Lower Adjusted EBITDA results were primarily driven by higher operating expenses resulting from increased personnel costs, continued investment in our growth initiatives, and costs associated with public reporting requirements.

The Company ended the second quarter of 2022 with $335 million in cash, cash equivalents, and short-term investments, consisting of $151 million in cash and cash equivalents and $184 million in short-term investments, as compared to $352 million in cash, cash equivalents, and short-term investments at the end of the first quarter 2022.

Operating Results

The Company’s 12-month Pipeline was $5.6 billion at the end of the second quarter of 2022 compared to $5.2 billion at the end of the first quarter of 2022, representing 8% sequential growth. The increase in the 12-month pipeline was driven by increased FTM project opportunities, including significant expansions into new markets and continued growth in Stem’s partner channels.

Contracted Backlog was $727 million at the end of the second quarter of 2022 compared to $565 million as of the end of the first quarter of 2022, representing a 29% sequential increase. The increase in Contracted Backlog in the second quarter of 2022 resulted from quarterly bookings of $226 million and partially offset by revenue recognition, contract cancellations, and amendments. Bookings of $226 million in the second quarter of 2022 grew 402% year-over-year versus $45 million in second quarter 2021.

Contracted storage AUM increased 75% year-over-year and 17% sequentially to 2.1 GWh, driven by new contracts. Solar monitoring AUM ended the second quarter of 2022 at 32.1 GW, largely unchanged sequentially.

CARR increased to $58 million as of the end of the second quarter of 2022, up from $52 million as of the end of the first quarter 2022, a 12% sequential increase. We believe CARR provides visibility into the long-term growth in our high-margin software revenue.

The following table provides a summary of backlog at the end of the second quarter of 2022, compared to the first quarter of 2022 backlog ($ millions):

Period ended 1Q22	$565
Add: Bookings	226
Less: Hardware revenue	(54)
Software/services	(10)
Amendments/other	0
Period ended 2Q22	$727

The Company continues to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to meet the expected significant growth in customer demand. COVID-19 and its recent subvariants, potential import tariffs, and general economic, geopolitical, and business conditions, including the ongoing conflict between Russia and Ukraine, continue to impact and cause uncertainty in the supply chain and project timelines, and the Company has been affected by volatility in the costs of equipment and labor. The Company is actively working to mitigate these impacts on its financial and operational results, although there is no guarantee to the extent of which we will be successful in our migration efforts.
Outlook
The Company is updating its full-year 2022 financial and operational guidance as follows ($ millions, unless otherwise noted):

	Previous	Updated
Revenue	$350 - $425	unchanged

Non-GAAP Gross Margin (%)	15% - 20%	unchanged

Adjusted EBITDA	$(60) - $(20)	unchanged

Bookings	$650 - $750	$775 - $950

CARR (year-end)	$60 - $80	$65 - $85

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why we are unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA to their most comparable financial measures calculated in accordance with GAAP.

The Company reaffirms full-year 2022 Revenue indicating projected quarterly performance against the annual targets and is revising quarterly Bookings guidance as follows:

Metric	Q1A	Q2A	Q3E	Q4E
Revenue	$41M	$67M	$70-95M	$175-225M
Bookings	$151M	$226M	$150-225M	$250-350M
Stem’s 2022 guidance includes the operations of AlsoEnergy after February 1, 2022.
Second Quarter 2022 Conference Call
Stem will hold a conference call to discuss this earnings press release and its latest business outlook on Thursday, August 4, 2022 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (844) 200-6205, or for international callers, (833) 950-0062 and using access code 015694. A replay of the conference call will be available shortly after the call and can be accessed by dialing (866) 813-9403 or for international callers by dialing +44 204 525 0658. The passcode for the replay is 676295. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: Adjusted EBITDA and non-GAAP gross margin. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of Adjusted EBITDA and non-GAAP gross margin to their most comparable GAAP measures, see the section below entitled, “Reconciliations of Non-GAAP Financial Measures.”
We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by our institutional investors and the analyst community to help them analyze the health of our business.
Definitions of Non-GAAP Financial Measures
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including transaction and acquisition-related charges, the change in fair value of warrants and embedded derivatives, vesting of warrants, loss on extinguishment of debt, litigation settlement, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating Adjusted EBITDA.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software and impairments related to decommissioning of end-of-life systems.
See the sections below entitled “Reconciliations of Non-GAAP Financial Measures.”
About Stem
Stem (NYSE: STEM) provides solutions that address the challenges of today’s dynamic energy market. By combining advanced energy storage solutions with Athena®, a world-class AI-powered analytics platform, Stem enables customers and partners to optimize energy use by automatically switching between battery power, onsite generation, and grid power. Stem’s solutions help enterprise customers benefit from a clean, adaptive energy infrastructure and achieve a wide variety of goals, including expense reduction, resilience, sustainability, environmental and corporate responsibility, and innovation. Stem also offers full support for solar partners interested in adding storage to standalone, community or commercial solar projects – both behind and in front of the meter. Stem is also a leader in solar asset management, bringing project developers, asset owners, and commercial customers an integrated solution for solar and energy storage management and optimization. For more information, visit www.stem.com.
Forward-Looking Statements
This earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected synergies of the combined Stem/AlsoEnergy company; our ability to successfully integrate the combined companies; our joint ventures, partnerships and other alliances; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control, such as the COVID-19 pandemic and variants thereof, and government and business responses thereto; the impact of the ongoing conflict in Ukraine; our ability to meet contracted customer demand; and future results of operations, including revenue and Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our ability to achieve our financial and performance targets and other forecasts and expectations; our ability to help reduce GHG emissions; our ability to integrate and optimize energy resources; our ability to recognize the anticipated benefits of our recent acquisition of AlsoEnergy; challenges, disruptions and costs of integrating the combined company and achieving anticipated synergies, or such synergies taking longer to realize than expected; risks that the integration disrupts current plans and operations that may harm our business; uncertainty as to the effects of the transaction on our financial performance; our ability to grow and manage growth profitably; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to attract and retain qualified employees and key personnel; our ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; the risk that the global commitment to decarbonization may not materialize as we predict, or even if it does, that we might not be able to benefit therefrom; our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; general economic, geopolitical and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, increasing interest rates, and changes in monetary policy; the ongoing conflict in Ukraine; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

Stem Media Contacts
Suraya Akbarzad, Stem
Cory Ziskind, ICR
press@stem.com

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$151,003	$747,780
Short-term investments	183,890	173,008
Accounts receivable, net of allowances of $1,639 and $91 as of June 30, 2022 and December 31, 2021, respectively	95,855	61,701
Inventory, net	63,055	22,720
Other current assets (includes $58 and $213 due from related parties as of June 30, 2022 and December 31, 2021, respectively)	47,927	18,641
Total current assets	541,730	1,023,850
Energy storage systems, net	98,427	106,114
Contract origination costs, net	9,321	8,630
Goodwill	546,732	1,741
Intangible assets, net	164,796	13,966
Operating lease right-of-use assets	13,200	12,998
Other noncurrent assets	52,496	24,531
Total assets	$1,426,702	$1,191,830
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,180	$28,273
Accrued liabilities	33,057	25,993
Accrued payroll	10,132	7,453
Financing obligation, current portion	14,784	15,277
Deferred revenue, current portion	49,692	9,158
Other current liabilities (includes $354 and $306 due to related parties as of June 30, 2022 and December 31, 2021, respectively)	4,415	1,813
Total current liabilities	225,260	87,967
Deferred revenue, noncurrent	65,849	28,285
Asset retirement obligation	4,217	4,135
Notes payable, noncurrent	1,673	1,687
Convertible notes, noncurrent	446,914	316,542
Financing obligation, noncurrent	67,102	73,204
Lease liabilities, noncurrent	11,921	12,183
Other liabilities	339	—
Total liabilities	823,275	524,003
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 0 shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 154,226,275 and 144,671,624 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	15	14
Additional paid-in capital	1,166,865	1,176,845
Accumulated other comprehensive (loss) income	(1,136)	20
Accumulated deficit	(562,529)	(509,052)
Total Stem's stockholders' equity	603,215	667,827
Non-controlling interests	212	—
Total stockholders’ equity	603,427	667,827
Total liabilities and stockholders’ equity	$1,426,702	$1,191,830

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Services revenue	$12,521	$5,153	$22,486	$10,035
Hardware revenue	54,426	14,184	85,549	24,723
Total revenue	66,947	19,337	108,035	34,758
Cost of revenue
Cost of service revenue	10,141	5,809	18,774	12,715
Cost of hardware revenue	49,018	13,655	77,829	22,286
Total cost of revenue	59,159	19,464	96,603	35,001
Gross margin	7,788	(127)	11,432	(243)
Operating expenses:
Sales and marketing	12,955	3,913	22,097	6,580
Research and development	8,963	4,827	17,906	9,234
General and administrative	15,693	15,014	36,205	17,706
Total operating expenses	37,611	23,754	76,208	33,520
Loss from operations	(29,823)	(23,881)	(64,776)	(33,763)
Other expense, net:			—	—
Interest expense	(2,691)	(3,929)	(5,909)	(10,162)
Loss on extinguishment of debt	—	(5,064)	—	(5,064)
Change in fair value of warrants and embedded derivative	—	(67,179)	—	(133,577)
Other income (expenses), net	484	(163)	959	(203)
Total other expense, net	(2,207)	(76,335)	(4,950)	(149,006)
Loss before income taxes	(32,030)	(100,216)	(69,726)	(182,769)
Income tax benefit	7	—	15,220	—
Net loss	(32,023)	(100,216)	(54,506)	(182,769)
Net loss attributed to non-controlling interests	(4)	—	(4)	—
Net loss attributable to Stem	$(32,019)	$(100,216)	$(54,502)	$(182,769)

Net loss per share attributable to Stem common stockholders, basic and diluted	$(0.21)	$(1.00)	$(0.36)	$(2.59)

Weighted-average shares used in computing net loss per share to Stem common stockholders, basic and diluted	154,125,061	100,611,965	152,318,090	70,684,750

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(54,506)	$(182,769)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	20,887	10,315
Non-cash interest expense, including interest expenses associated with debt issuance costs	902	7,119
Stock-based compensation	12,732	1,784
Change in fair value of warrant liability and embedded derivative	—	133,577
Noncash lease expense	1,131	334
Impairment of energy storage systems	919	1,275
Issuance of warrants for services	—	9,183
Net (accretion of discount) amortization of premium on investments	410	—
Income tax benefit from release of valuation allowance	(15,100)	—
Provision for accounts receivable allowance	1,010	—
Other	88	112
Changes in operating assets and liabilities:
Accounts receivable	(26,123)	(4,219)
Inventory	(36,634)	(6,323)
Other assets	(52,134)	(16,924)
Contract origination costs	(3,625)	(1,650)
Accounts payable, accrued expenses and other current liabilities	89,598	3,292
Deferred revenue	28,471	3,294
Lease liabilities	(469)	(289)
Other liabilities	(187)	56
Net cash used in operating activities	(32,630)	(41,833)
INVESTING ACTIVITIES
Acquisition of AlsoEnergy, net of cash acquired	(533,009)	—
Purchase of available-for-sale investments	(98,922)	—
Sales and maturities of available-for-sale investments	86,623	—
Purchase of energy storage systems	(232)	(5,603)
Capital expenditures on internally-developed software	(8,085)	(2,693)
Purchase of property and equipment	(2,405)	(300)
Net cash used in investing activities	(556,030)	(8,596)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	611	2,933
Payments for taxes related to net share settlement of stock options	(2,302)	—
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	—	550,322
Proceeds from financing obligations	311	4,929
Repayment of financing obligations	(6,817)	(4,609)
Proceeds from issuance of convertible notes, net of issuance costs of $0 and $8 for the three months ended March 31, 2022 and 2021, respectively	—	1,118
Proceeds from issuance of notes payable, net of issuance costs of $0 and $101 for the three months ended March 31, 2022 and 2021, respectively	—	3,940
Investment from non-controlling interests	216	—
Repayment of notes payable	—	(41,446)
Net cash (used in) provided by financing activities	(7,981)	517,187
Effect of exchange rate changes on cash and cash equivalents	(136)	438
Net (decrease) increase in cash and cash equivalents	(596,777)	467,196
Cash and cash equivalents, beginning of year	747,780	6,942
Cash and cash equivalents, end of period	$151,003	$474,138

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss attributable to Stem	$(32,019)	$(100,216)	$(54,502)	$(182,769)
Adjusted to exclude the following:
Depreciation and amortization (1)	12,910	5,543	21,806	11,555
Interest expense	2,691	3,929	5,909	10,162
Loss on extinguishment of debt	—	5,064	—	5,064
Stock-based compensation	6,467	1,024	12,732	1,784
Vesting of warrants	—	9,184	—	9,184
Change in fair value of warrants and embedded derivative	—	67,179	—	133,577
Transaction costs in connection with business combination	—	—	6,068	—
Litigation settlement	(1,127)	—	(727)	—
Income tax benefit	(7)	—	(15,220)	—
Adjusted EBITDA	$(11,085)	$(8,293)	$(23,934)	$(11,443)
Adjusted EBITDA, as used in connection with the Company's 2022 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in stock-based compensation expense and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.
(1) Adjusted EBITDA for the three and six months ended June 30, 2021 reflects adjustments to depreciation and amortization of approximately $0.3 million and $1.2 million, respectively, for expenses related to impairments, decommissioning and forfeited incentives that were not previously reflected.

The following table provides a reconciliation of non-GAAP gross margin to GAAP gross margin ($ in millions, except for percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$66.9	$19.3	$108.0	$34.8
Cost of revenue	(59.2)	(19.4)	(96.6)	(35.0)
GAAP Gross Margin	7.7	(0.1)	11.4	(0.2)
GAAP Gross Margin (%)	12%	(1)%	11%	(1)%

Adjustments to Gross Margin:
Amortization of Capitalized Software & Developed Technology	2.6	1.3	4.7	2.5
Impairments	1.0	0.3	1.8	1.2
Non-GAAP Gross Margin	$11.3	$1.5	$17.9	$3.5
Non-GAAP Gross Margin (%)	17%	8%	17%	10%
Historically, management included a separate “Other Adjustments” caption in the table above as part of the adjustments to gross margin. Other Adjustments consisted of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue. Other Adjustments are no longer in the calculation of Non-GAAP Gross Margin and Non-GAAP Gross Margin %. The Company believes that this change reflects a more accurate representation of our business for stakeholders to assess its performance.
Non-GAAP Gross Margin as used in connection with the Company's 2022 guidance is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a reconciliation of forecasted Non-GAAP Gross Margin to GAAP Gross Margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP Gross Margin. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.

Key Definitions:

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software revenue from opportunities that are currently being pursued by our direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-18 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted AUM	Total GWh or GW of systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts including contracts signed in the period for systems that are not yet commissioned or operating